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Exhibit 4.1

        COMMON STOCK PURCHASE AGREEMENT

        This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 9, 2002 by and between PriceSmart, Inc., a Delaware corporation (the "Company"), and PSC, S.A., a Panama corporation (the "Investor"). The Investor and the Company are referred to collectively herein as the "Parties."

W I T N E S S E T H:

        WHEREAS, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, shares of the Company's common stock, $.0001 par value per share ("Common Stock"), on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

        1.    AGREEMENT TO PURCHASE AND SELL STOCK.    Subject to the terms and conditions of this Agreement, the Company agrees to sell to the Investor at the Closing (as defined below), and the Investor agrees to purchase from the Company at the Closing, 79,313 shares of the Company's Common Stock (collectively, the "Shares") at a price of $33.50 per share.

        2.    CLOSING.    The purchase and sale of the Shares (the "Closing") will take place at the offices of Latham & Watkins, 12636 High Bluff Drive, Suite 300, San Diego, CA 92130 at 10:00 a.m. Pacific Time, on September 9, 2002, or if any of the conditions set forth in Section 6.1 (other than conditions with respect to actions the respective Parties will take at the Closing itself) has not been satisfied, a later date selected by the Investor, which date shall be within five business days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions to occur at the Closing (other than conditions with respect to actions the respective Parties will take at the Closing itself) (such date, the "Closing Date"). At the Closing, the Company will cause its transfer agent to deliver to the Investor a certificate representing the Shares against payment of the purchase price by wire transfer of immediately available United States funds payable to the Company's account pursuant to the wire transfer instructions provided by the Company.

        3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.    The Company hereby represents and warrants to the Investor that the statements in the following paragraphs of this Section 3 are true and correct:

        3.1    Organization, Good Standing and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, operations or results of operations of the Company. The Company is not in default under or in violation of any provision of its charter or bylaws. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

        3.2    Authorization.    All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of the obligations of the Company at the Closing, the performance of the obligations of the Company under Section 8 hereof and the issuance and delivery of the Shares, has been taken, and this Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, (ii) the effect of rules of law governing the availability of equitable remedies, and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or prohibited by law.

        3.3    Valid Issuance of Stock.    The Shares have been duly reserved for issuance and, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein, (i) will be duly and validly issued, fully paid and nonassessable and will be free of any liens or claims (other than those that may be created by the Investor); (ii) will be free of any restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws; and (iii) will be issued in compliance with all applicable federal and state securities laws.

        3.4    Capitalization    The entire authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, of which 6,783,017 shares (not including 499,922 shares held by the Company as treasury shares) were issued and outstanding as of August 7, 2002, and 2,000,000 shares of preferred stock, $.0001 par value per share ("Preferred Stock"), of which 20,000 shares were designated 8% Series A Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred"), all of which are issued and outstanding as of the date hereof. No other shares of the Company's preferred stock are issued and outstanding as of the date hereof. Except as set forth in SEC Documents (as defined below) and except as granted in the ordinary course of business pursuant to the Company's 1997 Stock Option Plan, 1998 Equity Participation Plan and 2001 Equity Participation Plan (collectively, the "Option Plans") since the dates of the SEC Documents, there are no outstanding or authorized warrants, options, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Except as set forth in the SEC Documents, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

        3.5    Noncontravention.    Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company's assets is subject (or result in the imposition of any mortgage, pledge, lien, encumbrance, charge or other security interest upon any of such assets), except in either case, where such violation, conflict or default would not have a material adverse effect on the business, financial condition, operations or results of operations of the Company. Except for (i) the filing of a Form D with the Securities and Exchange Commission (the "SEC") and (ii) filings which may be required under state securities laws, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

        3.6    Reports Filed Under the Securities Exchange Act of 1934; Financial Statements.    The Company has timely filed all reports required to be filed by the Company under the Securities Exchange Act of 1934, as amended (the "1934 Act"). All such reports filed by the Company in the preceding twelve (12) months (the "SEC Documents") contain all statements required to be stated therein in accordance with the 1934 Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As of their respective dates (except as they have been correctly amended), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        3.7    Absence of Certain Changes.    Except as disclosed in the SEC Documents or otherwise disclosed in public announcements or press releases, since May 31, 2002, there has been no change to the business, properties, assets, operations, prospects, results of operations or condition (financial or otherwise) of the Company, except for such changes which could not be reasonably expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Company.

        3.8    No General Solicitation.    Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933, as amended (the "1933 Act")) in connection with the offer or sale of the Shares.

        4.    REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.    The Investor represents and warrants to the Company that the statements in the following paragraphs of this Section 4 are true and correct:

        4.1    Organization and Qualification.    The Investor has all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

        4.2    Authorization.    All action on the part of the Investor necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Investor hereunder has been taken, and this Agreement has been duly executed and delivered by the Investor and constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, (ii) the effect of rules of law governing the availability of equitable remedies, and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or prohibited by law.

        4.3    Purchase for Own Account.    The Shares to be purchased by the Investor hereunder will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the public distribution thereof within the meaning of the 1933 Act, and the Investor has no present intention of selling or otherwise distributing the same, except in compliance with the requirements of, or pursuant to a valid exemption from, such Act. The Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares. The Investor also represents that it has not been formed for the specific purpose of acquiring Shares.

        4.4    Accredited Investor Status.    The Investor is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act. By reason of its business and financial experience, sophistication and knowledge, the Investor is capable of evaluating the risks and merits of the investment made pursuant to this Agreement. The Investor confirms that it is able (i) to bear the economic risk of this investment, as well as other risk factors as more fully set forth herein and in the SEC Documents, (ii) to hold the Shares for an indefinite period of time, and (iii) to bear a complete loss of the Investor's investment; and the Investor represents that it has sufficient liquid assets so that the illiquidity associated with this investment will not cause any undue financial difficulties or affect the Investor's ability to provide for its current needs and possible financial contingencies.

        4.5    Restricted Securities.    The Investor understands that the Shares are characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144 of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Investor understands that the Company is under no obligation to register any of the securities sold hereunder except as provided in Section 8 hereof.

        4.6    Due Diligence and No Solicitation.    The Investor has had a reasonable opportunity to conduct comprehensive due diligence and to ask questions of and receive answers from the Company and its officers, and all such questions have been answered to the full satisfaction of the Investor. At no time was the Investor presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general advertising.

        4.7    Further Limitations on Disposition.    Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Shares unless and until:

          (a)  there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

          (b)  (i) the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) the Investor shall have furnished the Company at the Investor's expense an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such securities under the 1933 Act; provided that the Company shall not require an opinion of counsel for routine sales of shares pursuant to Rule 144.

        4.8    Legends.    It is understood that the certificates evidencing the Shares will bear the legends set forth below:

          (a)  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

          (b)  Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations.

        5.    PRE-CLOSING COVENANTS OF THE PARTIES.

        The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

        5.1    General.    Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Sections 6 and 7 below).

        5.2    Notice of Developments.    Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 or 4 above. No disclosure by any Party pursuant to this Section 5.2, however, shall be deemed to cure any misrepresentation, breach of warranty or breach of covenant.

        6.    CONDITIONS TO THE INVESTOR'S OBLIGATIONS AT CLOSING.    The obligations of the Investor under Section 2 of this Agreement with respect to the Closing are subject to the fulfillment or waiver, on or before the Closing Date, of each of the following conditions:

        6.1    Representations and Warranties True.    The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

        6.2    Compliance with Covenants.    The Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date.

        6.3    Shares Tendered.    The Company shall have tendered executed certificates for the Shares.

        6.4    No Litigation.    No action, suit or proceeding shall be pending or threatened before any court or quasi- judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect), or (C) affect adversely the right of the Investor to own the Shares.

        6.5    Securities Exemptions.    The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act, the qualifications requirement of the California Corporate Securities Law of 1968 (the "Law") and the registration and/or qualification requirements of all other applicable state securities laws.

        6.6    Opinion of Company Counsel.    The Investor shall have received an opinion of Latham & Watkins, outside counsel to the Company, with respect to the due incorporation, due authorization, validity of the Shares, 1933 Act exemption and the legally valid and binding nature of this Agreement.

        7.    CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING.    The obligations of the Company to the Investor under this Agreement with respect to the Closing are subject to the fulfillment or waiver on or before the Closing Date of each of the following conditions:

        7.1    Representations and Warranties.    The representations and warranties of the Investor contained in Section 4 shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

        7.2    Payment of Consideration.    The Investor shall have delivered to the Company by wire transfer the purchase price for the Shares in accordance with the provisions of Section 2.

        7.3    No Litigation.    No action, suit or proceeding shall be pending or threatened before any court or quasi- judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect), or (C) affect adversely the right of the Investor to own the Shares.

        7.4    Securities Exemptions.    The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act, the qualifications requirements of the Law and the registration and/or qualification requirements of all other applicable state securities laws.

        8.    REGISTRATION STATEMENT FOR RESALE OF THE SHARES.

        8.1    Shelf Registration Statement.    As promptly as practicable but in no event later than thirty (30) days after the Closing, the Company will prepare and file with the SEC a registration statement under the 1933 Act registering the Shares for resale to the public by the Investor, pursuant to such registration statement and the prospectus included therein (the "Registration Statement"), free and clear of any restrictions under the 1933 Act except for prospectus delivery requirements. The Company shall use all reasonable efforts to cause such Registration Statement to become effective as promptly as practicable thereafter and, subject to Section 8.2(b) below, to remain effective until the earlier of (i) two years from the Closing Date and (ii) such time as the Investor may freely sell the Shares held by it without registration and without regard to volume or manner of sale (the "Registration Period").

        8.2    Company Obligations.    From time to time during the period commencing upon the effectiveness of the Registration Statement and ending upon the earlier of (x) such time as the Investor may freely sell the Shares held by it without registration and without regard to volume or manner of sale, or (y) such time as the Investor shall have advised the Company in writing that it has completed its resale of the Shares held by it (the "Resale Period"), the Company shall do the following:

          (a)  Prepare and deliver to the Investor as many copies of the Prospectus (as hereafter defined) as the Investor may reasonably request;

          (b)  Use its reasonable efforts to comply with all requirements imposed upon it by the 1933 Act, by the 1934 Act and by the undertakings in the Registration Statement so far as is necessary to permit the continuance of resales of the Shares by the Investor to the public, free and clear of any restrictions under the 1933 Act except for prospectus delivery requirements. If, at any time during the Resale Period, an event shall occur which makes it necessary to amend or supplement the Registration Statement or the Prospectus to comply with law or with the rules and regulations of the SEC, the Company shall promptly notify the Investor of the proposed amendment or supplement and promptly prepare and furnish to the Investor such number of copies of an amended or supplemented Registration Statement or Prospectus that complies with law and with such rules and regulations as the Investor may reasonably request. The Investor shall suspend its sales of the Shares pending the preparation and delivery of such amendment or supplement and until such time as each such amendment or amendments to the Registration Statement have been declared effective by the SEC. The Company authorizes the Investor, and any brokers or dealers effecting sales of the Shares for the account of the Investor, to use the Prospectus, as from time to time amended or supplemented, in connection with the sale of the Shares in accordance with applicable provisions of the 1933 Act and state securities laws. For purposes of this Agreement, the term "Prospectus" means the final prospectus relating to the Shares most recently included in the Registration Statement or filed by the Company pursuant to Rule 424 of the 1933 Act and any amendments or supplements thereto filed by the Company pursuant to Rule 424 of the 1933 Act and shall include all documents or information incorporated in any such prospectus by reference;

          (c)  Promptly advise the Investor (i) when any post-effective amendment of the Registration Statement is filed with the SEC and when any post-effective amendment becomes effective; (ii) of any request made by the SEC for any amendment of or supplement to the Registration Statement or the Prospectus or for additional information relating thereto; (iii) of any suspension or threatened suspension of the use of any Prospectus in any state; and (iv) of any proceedings commenced or threatened to be commenced by the SEC or any state securities commission that would result in the issuance of any stop order or other order or suspension of use. The Company agrees to use its reasonable efforts to prevent or promptly remove any stop order or other order preventing or suspending the use of the Prospectus during the Resale Period and to comply with any such request by the SEC to amend or supplement the Prospectus;

          (d)  Take such action as shall be necessary to qualify and maintain the qualification of the Shares covered by such registration under such state securities or "blue sky" laws for offers and sales to the public during the Resale Period as the Investor shall reasonably request; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of or become subject to taxation in, any jurisdiction in which it shall not be then qualified, or to file any general consent to service of process; and

          (e)  Cause the Shares to be registered pursuant to Section 12(b) or 12(g) of the 1934 Act and continually quoted or listed, subject to notice of issuance, on the Nasdaq National Market or a national securities exchange, if such exchange is the principal market on which the Shares are traded, and not subject to any restriction or suspension from trading on the Nasdaq National Market or such national securities exchange; provided, however, that the Company may deregister the Company Common Stock registered pursuant to Section 12(b) or 12(g) of the 1934 Act if such deregistration is in connection with a merger, dissolution or other transaction in which the stockholders of the Company receive prior to such deregistration either cash or securities that are listed on the Nasdaq National Market or a national securities exchange or some combination of cash and such securities; provided, further, that the Company may delist the Shares from trading on the Nasdaq National Market or national securities exchange if the Company is concurrently listing such stock on the New York Stock Exchange or the American Stock Exchange.

        8.3    Restrictions on Registrations.    If at any time or from time to time after the effective date of the Registration Statement, the Company notifies the Investor in writing of the existence of a Potential Material Event (as defined below), the Investor shall not offer or sell any Shares or engage in any other transaction involving or relating to Shares, from the time of the giving of notice with respect to a Potential Material Event until the Investor receives written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. If a Potential Material Event shall occur prior to the date the Registration Statement is filed, then notwithstanding Section 8.1 above, the Company's obligation to file the Registration Statement shall be delayed without penalty until such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. "Potential Material Event" means any of the following: (i) the possession by the Company of material information not ripe for disclosure in a registration statement, as determined in good faith by the Chief Executive Officer or the Board of Directors of the Company that disclosure of such information in a Registration Statement would be detrimental to the business and affairs of the Company; or (ii) any material engagement or activity by the Company which would, in the good faith determination of the Chief Executive Officer or the Board of Directors of the Company, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination by the Chief Executive Officer or the Board of Directors of the Company that the applicable Registration Statement would be materially misleading absent the inclusion of such information. In no event shall the suspension of the Registration Statement (or the permissible delay in filing a Registration Statement) exceed 90 days as a result of a Potential Material Event.

        8.4    Certain Obligations of Investor.    In connection with the registration of the Shares pursuant to this Section 8:

          (a)  The Investor shall cooperate as reasonably requested by the Company with the Company in connection with the preparation of the Registration Statement, and for so long as the Company is obligated to file and keep effective the Registration Statement, shall provide to the Company, in writing, for use in the Registration Statement, all such information regarding such Investor and its plan of distribution of the Shares as may be reasonably necessary to enable the Company to prepare the Registration Statement and the Prospectus, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith.

          (b)  The Investor agrees to promptly furnish additional information required to be disclosed in order to make the information previously furnished to the Company by the Investor not materially misleading. The Investor agrees to furnish all such information and to cooperate with and provide assistance to the Company, as the Company may reasonably request, in connection with any registration and sale of the Shares.

          (c)  The Investor hereby covenants with the Company not to make any sale of the Shares without effectively causing the prospectus delivery requirements under the 1933 Act to be satisfied unless the sale is made pursuant to an exemption from registration.

          (d)  The Investor acknowledges and agrees that the Shares sold pursuant to the Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing the Shares is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Shares have been sold in accordance with this Agreement and the Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

          (e)  The Investor is hereby advised that the anti-manipulation provisions of Regulation M under the 1934 Act may apply to sales of the Shares offered pursuant to the Registration Statement and agrees not to take any action with respect to any distribution deemed to be made pursuant to the Registration Statement that constitutes a violation of Regulation M under the 1934 Act or any other applicable rule, regulation or law.

          (f)    At the end of the Registration Period, the Investor shall discontinue sales of Shares pursuant to the Shelf Registration Statement upon receipt of notice from the Company of its intention to remove from registration the Shares covered thereby which remain unsold, and the Investor shall promptly notify the Company of the number of Shares registered that remain unsold immediately upon receipt of the notice from the Company.

        8.5    Indemnification of the Investor.    The Company shall indemnify, defend and hold harmless the Investor, its officers and its directors and any controlling persons of the Investor against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which the Investor or any such persons may become subject under the 1933 Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that any such untrue statement or omission is based upon written information supplied by the Investor or by any of its representatives for use in such Registration Statement; provided, however, this indemnity agreement shall not inure to the benefit of the Investor on account of any loss, claim, damage, liability or action arising from the sale of the Shares to any person if the Investor fails to send or give a copy of the Prospectus (as amended or supplemented) to such person.

        8.6    Indemnification of the Company.    The Investor shall indemnify, defend and hold harmless the Company, its officers and its directors and any controlling persons of the Company against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which the Company or any such persons may become subject under the 1933 Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only in each case to the extent that any such untrue statement or omission is based upon written information supplied by the Investor or its representatives for use in such Registration Statement; provided that in no event shall any indemnification obligation on the part of any Investor under this Section 8.5 exceed the net proceeds from the offering received by the Investor.

        8.7    Contribution.    If for any reason the indemnification provided for in the preceding Sections 8.4 or 8.5 is unavailable to an indemnified party as contemplated by such clauses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations; provided that in no event shall any contribution obligation on the part of any Investor under this Section 8.6 exceed the net proceeds from the offering received by such Investor.

        8.8    Procedure for Indemnification.    The procedure for indemnification under this Section 8 shall be as follows:

          (a)    Notice.    The indemnified party shall promptly give notice to the indemnifying party of any pending or threatened claim giving rise to indemnification under Sections 8.4 or 8.5 (a "Claim"), specifying the factual basis for the Claim and the approximate amount thereof.

          (b)    Control of Claim and Settlement.    With respect to any Claim as to which a person is entitled to indemnification hereunder, the indemnifying party shall have the right at its own expense to participate in or assume control of the defense of the Claim, and the indemnified party shall cooperate fully with the indemnifying party, subject to reimbursement for actual out-of-pocket expenses incurred by the indemnified party as the result of a request by the indemnifying party. If the indemnifying party elects to assume control of the defense of any Claim, the indemnified party shall have the right to participate in the defense of the Claim at its own expense. If the indemnifying party does not elect to assume control or otherwise participate in the defense of any Claim, it shall be bound by the results obtained by the indemnified party with respect to the Claim. No indemnifying party shall be liable for any settlement effected without its written consent, not to be unreasonably withheld or delayed.

          (c)    Survival.    Notwithstanding any other provision of this Agreement, the indemnification and contribution obligations of the parties hereunder shall survive indefinitely.

          (d)    Expenses.    The Company shall pay all expenses incident to the registration of the Shares under this Section 8, including without limitation, all registration and filing fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel for the Company and its independent public accountants. With respect to sales of the Shares, the Investor shall pay all underwriting discounts and commissions and fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Shares to be sold by the Investor, the fees and disbursements of counsel retained by the Investor and transfer taxes, if any.

        8.9    Compliance.    The Investor will observe and comply with the 1933 Act, the 1934 Act and the general rules and regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, pledge, transfer or other disposition of the Shares or any part thereof.

        9.    TERMINATION.

        9.1    Termination.    This Agreement may be terminated at any time prior to the Closing:

          (a)  by mutual written agreement of the Company and the Investor;

          (b)  by either the Investor or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if the Closing shall not have been consummated on or before September 30, 2002;

          (c)  by either the Investor or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

          (d)  by either the Investor or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

        9.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such Party) except as set forth in this Section 9.2, provided that nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement and provided further that Section 10 shall survive termination of this Agreement.

        10.    MISCELLANEOUS.

        10.1    Survival of Warranties.    The representations, warranties and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of six months from the Closing Date and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company, as the case may be.

        10.2    Successors and Assigns.    This Agreement shall bind and inure to the benefit of the Company and the Investor and its successors, permitted assigns, heirs and personal representatives; provided, that, the Company may not assign its rights or obligations under this Agreement to any person without the prior written consent of the Investor; provided, further, that the Investor may not assign its rights or obligations under this Agreement to any person without the prior written consent of the Company.

        10.3    Governing Law.    This Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of law.

        10.4    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.5    Headings.    The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

        10.6    Notices.    All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

To the Company:	PriceSmart, Inc. 4649 Morena Boulevard San Diego, CA 92117-3650 Attention: Robert M. Gans, Esq.
	Telephone:	(858) 581-7726
	Facsimile:	(858) 581-4707
with a copy to:	Latham & Watkins 12636 High Bluff Drive, Suite 300 San Diego, CA 92130 Attn: Robert E. Burwell, Esq.
	Telephone:	(858) 523-5400
	Facsimile:	(858) 523-5450
To Investor:	PSC, S.A. Edgar Zurcher P.O. Box 4066 San Jose, Costa Rica
	Telephone:	(506) 222-6637
	Fax:	(506) 222-7786

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        10.7    No Finder's Fees.    Each of the Company and the Investor represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

        10.8    Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

        10.9    Attorneys' Fees.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        10.10    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

        10.11    Entire Agreement.    This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

        10.12    Public Announcements.    The Investor and the Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law if it has used commercially reasonable efforts to consult with the other Party prior thereto. The Investor hereby consents to the filing of this Agreement by the Company with the SEC.

        10.13    Further Assurances.    From and after the date of this Agreement, upon the request of the Investor or the Company, the Company and the Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

        10.14    WAIVER OF JURY TRIAL.    THE COMPANY AND THE INVESTOR HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

        [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

PRICESMART, INC.

By:	/s/ GILBERT A. PARTIDA
Name:	Gilbert A. Partida
Title:	President and CEO

THE INVESTOR:

PSC, S.A.

By:	/s/ EDGAR A. ZURCHER
Name:	Edgar A. Zurcher
Title:

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  Exhibit 4.1